Tanger Factory Outlet Centers, Inc.

News Release

For Release:                              IMMEDIATE RELEASE
Contact:                                   Frank C. Marchisello, Jr.
                               (336) 834-6834

TANGER ANNOUNCES EXPANSION OF ITS BOARD OF DIRECTORS
AND APPOINTMENT OF
 THOMAS J. REDDIN AS DIRECTOR

GREENSBORO, NC, July 27, 2010, Tanger Factory Outlet Centers, Inc. (NYSE:SKT), announced today that its Board of Directors has approved an expansion of its board from seven to eight members and has elected Thomas J. Reddin as a member of Tanger’s Board of Directors.

Mr. Reddin brings close to 30 years of collective executive and management experience in consumer marketing and e-commerce to Tanger’s Board.

Mr. Reddin is the former CEO of LendingTree.com and current owner of Red Dog Ventures, a venture capital and management consulting firm focused on helping early stage companies in the digital arena achieve the next level of growth.

Mr. Reddin has held senior leadership positions at several organizations. Prior to joining LendingTree.com, the nation’s leading online lending exchange, he spent 17 years in the consumer packaged goods (CPG) industry including 12 years at Kraft Foods in various finance and brand management capacities, and five years at Coca-Cola USA where he ran the Coca-Cola brand as Vice President of Consumer Marketing, along with other responsibilities.  In 1999, Mr. Reddin became LendingTree’s Chief Marketing Officer and launched the successful “When Banks Compete, You Win” advertising campaign. He then became President and Chief Operating Officer in 2001 and was named CEO in 2005.  In 2008 and 2009, Mr. Reddin served as the CEO of Richard Petty Motorsports (previously Gillett Evernham Motorsports), a top Nascar team that fielded four cars in the Sprint Cup Series. The team achieved three wins in 2008 and expanded from three to four teams in 2009.

“We are pleased to add to our Board of Directors someone with Mr. Reddin’s outstanding credentials and impressive track record in developing and marketing brand named consumer products,” said Jack Africk, Interim Non-Executive Chairman of the Board.

Steven B. Tanger, President and Chief Executive Officer of Tanger Factory Outlet Centers, Inc., added, “Mr. Reddin’s insights into brand awareness and demonstrated experience growing and building businesses will add great value and perspective to our board.”

-More-

Currently residing in Charlotte, NC, Mr. Reddin also serves as a Director of Valassis Communications Inc. (NYSE: VCI) and is a member of the board of trustees of Queens University of Charlotte.

Mr. Reddin is a graduate of the University of North Carolina at Chapel Hill with a B.S. in Business (1982) and holds an M.B.A., with distinction, from New York University (1987).

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina.  As of June 30, 2010 Tanger operated and owned, or had an ownership interest in, a portfolio of 33 upscale outlet shopping centers in 22 states coast to coast, totaling approximately 10 million square feet leased to over 2,000 stores operated by 360 different brand name companies.  More than 150 million shoppers visit Tanger Factory Outlet Centers annually.  For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company’s web site at www.tangeroutlet.com.